Exhibit 99.1

Contact:

The Proxy Advisory Group, LLC

(888) 337-7699 (888-33PROXY)

MathStar Announces Letter of Intent for Possible Merger;

Board Announces Special Committee

HILLSBORO, Ore., July 15, 2009 — MathStar, Inc. (MATH.PK) today announced that it has entered into a non-binding Letter of Intent with Sajan, Inc. regarding a potential merger.  Sajan is a leading provider of language translation management solutions. Sajan’s language translation services use advanced process and quality management through their next generation SaaS technology. Sajan’s patent-pending data management and on-demand collaboration and workflow platform create a unique blend of technology and service, resulting in the most advanced and measurable solution available today.  Among their clients are several Fortune 500 companies.

MathStar also announced that on July 14, 2009, the Board of Directors appointed a special committee consisting of MathStar’s independent directors, Richard C. Perkins and Benno G. Sand, to negotiate the completion of a definitive merger and ancillary agreements with Sajan.  Craig-Hallum Capital Group, LLC is representing MathStar as its investment banker in connection with the proposed transaction.

The Mathstar Board, in conjunction with Craig-Hallum and several independent technology and financial consultants, has conducted extensive due diligence of Sajan; however, entry into definitive merger and ancillary agreements with Sajan is subject to the completion of due diligence, among other customary conditions. Final terms and conditions of the proposed transaction will be disclosed upon any signing of the definitive merger agreement.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  Except as may be required by law, MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

* * * * * * * *